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Exhibit 14

                       CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

         This Code is intented to provide guidelines for conducting business in an ethical and legally compliant manner. CARBO Ceramics Inc. recognizes and respects the right of individual employees to engage in activities outside the Company that are private in nature and do not in any way conflict with or reflect poorly on the Company. CARBO Ceramics Inc. also recognizes its right and its obligation to determine when an employee's activities represent a conflict of interest with those of the Company.

         While these standards are based mainly on laws to which we are all subject, in some cases they go beyond legal obligations. In this respect, the Code reflects CARBO Ceramics Inc.'s values and the desirability of avoiding any circumstances that may give rise to even an appearance of impropriety.

         All supervisory and management personnel, including all officers and directors of CARBO Ceramics Inc., have a special responsibility to adhere to the Code, in both words and action. Our supervisory and management personnel are also expected to adhere to and promote an "open door" policy. This means that they are available to anyone with ethical concerns, questions or complaints. All concerns, questions and complaints will be taken seriously and handled promptly, confidentially and professionally. No retaliation will be taken against any employee for raising any concern, question or complaint in good faith pursuant to the Complaint Procedure Policy of the Company.

SCOPE

         This Code applies to all directors and employees (full time, part time, temporary and/or contract) and will be enforced at all organizational levels. It addresses some of the activities that would reflect in a negative way upon an employee's personal integrity, that would limit the ability of an employee to discharge job duties in an ethical manner or that would otherwise bring harm to CARBO Ceramics Inc. It is beyond the scope of the Code to define all of the potential circumstances and relationships that would be considered to be "unethical" and these guidelines must be interpreted in light of the law and practices of the countries where the Company operates, as well as common sense. Improper activities are not permissible merely because they are customary in a particular location or particular area of business activity. Any suspected or actual violation of any applicable law, rule or regulation or our contractual undertakings should be reported immediately to the employee's immediate supervisor or the Chief Financial Officer.

         Any request for a waiver of any standard in this Code should be directed to the Chief Financial Officer. Waivers involving any of the Company's executive officers or directors may be made only by the Board of Directors of the Company or a designated committee of the Board, and all waivers granted to executive officers and directors will be promptly disclosed to the Company's shareholders. All personnel should be aware that the Company generally will not grant waivers of any standard in this Code and will do so only when good cause is shown for doing so.

POLICIES AND PROCEDURES

         1.       Relationships with Customers, Suppliers and Competitors

                  1.1      Employees and directors may not:

                           a. invest (other than investments in securities of publicly traded companies) in firms that supply materials to, or purchase materials from, CARBO Ceramics Inc. or invest in any competitor, customer, distributor or supplier if these investments would influence, or appear to influence, their actions on behalf of the Company;

                           b. participate in the management of any competitor, customer, distributor or supplier of CARBO Ceramics Inc.; or

                           c. speculate or otherwise deal in materials, equipment, supplies, property or services purchased by CARBO Ceramics Inc.

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BUSINESS CONDUCT AND ETHICS                                               2 OF 6

                  1.2 Employees, directors and members of their families may not:

                           a. borrow money from firms (with the exception of recognized loan institutions) to which CARBO Ceramics Inc. makes sales or from which it makes purchases; or

                           b. accept substantial gifts or excessive entertainment from any third party with which CARBO Ceramics Inc. competes or conducts (or is contemplating conducting) business.

                  1.3 Employees or directors whose family members work for firms that conduct business or compete with CARBO Ceramics Inc. should bring this fact to the attention of their immediate supervisor and discuss any difficulties that might arise and appropriate steps to minimize any potential conflict of interest. Employees may not conduct CARBO Ceramics Inc. business with a firm in which the employee or a member of the employee's family has a substantial ownership or other interest.

         2.       Treatment of Confidential Information

                  2.1 Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

                  2.2 Business affairs of CARBO Ceramics Inc. should be discussed with no one outside CARBO Ceramics Inc., except when required in the normal course of business or otherwise legally required.

                  2.3 The Company's operations and strategies, and other related information concerning the Company, should not be discussed with outsiders, and particularly not with competitors. All information regarding the pricing of CARBO Ceramics Inc.'s products, its sales techniques, its customers, and similar subjects should be regarded as trade secrets, the disclosure of which to unauthorized persons would be harmful to CARBO Ceramics Inc.'s business.

                  2.4 Employees and directors may not engage in civic or professional organizational activities in a manner whereby confidential CARBO Ceramics Inc. information is divulged.

                  2.5 The duty to preserve the Company's confidential and proprietary information is not limited to an employee's period of employment, but continues even after an employee has left the Company.

         3.       Treatment of Company Property and Corporate Opportunities

                  3.1 Employees and directors have a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees are prohibited from taking for themselves personally opportunities discovered through the use of corporate property, information or position.

                  3.2 It is never permissible for employees or directors to compete against the Company, either directly or indirectly.

                  3.3 CARBO Ceramics Inc. is committed to dealing fairly and honestly with its customers, suppliers, competitors and employees.

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BUSINESS CONDUCT AND ETHICS                                               3 OF 6

    4.       Illegal Practices

             4.1 Employees and directors are forbidden from engaging in any activity that is in violation of any law regulating the conduct of CARBO Ceramics Inc.'s business in any domestic or foreign jurisdiction. Violation of these laws can subject the Company to significant fines and its employees to both fines and imprisonment.

                      a. Under the U.S. Foreign Corrupt Practices Act and other anti-bribery laws, the concept of an improper payment involves the payment or gift of anything of value, not just money. Examples include commissions or agents' fees in excess of those normally paid, rebates, bribes, kickbacks, trips or vacations outside of normal sales activities, and expensive gifts.

                      b. Commercial bribery is a violation of CARBO Ceramics Inc.'s policy and is illegal under U.S. law. Employees and directors are strictly prohibited from offering any form of bribe, kickback or inducement to any person. Improper activities are not permissible even if they are customary in a particular location or particular area of business activity.

                      c. In the normal course of business it is sometimes appropriate to provide customers or potential customers with reasonable entertainment or gifts. However, nothing of substantial value shall be offered and the circumstances should never create the appearance of impropriety.

             4.2 Employees and directors are strictly forbidden from using any illegal or unethical methods to gather competitive information.

             4.3 Employees and directors may not engage in practices or procedures that violate antitrust laws regulating the conduct of CARBO Ceramics Inc.'s business. Under no circumstance may employees or directors of CARBO Ceramics Inc. enter into arrangements with competitors in respect of pricing or marketing policies.

             4.4 No activity shall be engaged in that would be in violation of local, State or Federal safety, environmental, or equal opportunity laws.

             4.5 The Company's Sexual Harassment and Substance Abuse policies shall apply to all employees and directors.

    5.       Other Conflicts of Interest


             5.1 No employee or director or member of his or her family shall engage in any activity or establish any relationship(s) that may be construed as a conflict of interest, or might cast a negative reflection on the employee's or director's loyalty to CARBO Ceramics Inc. or make it difficult to perform work objectively and effectively during the term of employment.

             5.2 Company loans to, or Company guarantees of obligations of, employees incurred for personal reasons can also present conflicts of interest. Company loans to directors and executive officers are prohibited by law. It is CARBO Ceramics Inc.'s policy that loans will generally not be made to other employees.

             5.3 Employees who believe it is not possible to avoid a conflict of interest must bring this to the attention of, and make full written disclosure of the surrounding circumstances to, their immediate supervisor, who should in appropriate circumstances bring the issue to the attention of the Chief Financial Officer.

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BUSINESS CONDUCT AND ETHICS                                               4 OF 6

    6.       Securities Laws and Insider Trading

             6.1 In the course of their duties, employees and directors may be exposed to information about the Company or other companies that is not available to the general public. The use of such non-public or "inside" information for securities trading purposes is strictly forbidden, whether by the employee or any of his or her family members or any other person to whom the employee may have communicated the information. It is not only unethical, but also illegal and could expose the employee to civil and criminal penalties.

             6.2 U.S. law prohibits anyone who possesses "material" non-public information about a company to trade its stock or other securities. "Material" information is usually defined as any information that might influence a reasonable investor to buy, sell or hold stock. Common examples include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments and major changes in business direction. U.S. law also prohibits anyone who possesses material, non-public information from using it to tip anyone else who might trade on it.

             6.3 Violation of the law may result in civil and criminal penalties, including fines or jail sentences. Employees who are uncertain about the legal rules governing purchases and sales of securities they wish to make should review the Company' s "Insider Trading" policy and, if questions persist, consult the Chief Financial Officer before trading. Any employee who engages in insider trading will be subject to immediate termination.

    7.       Penalty for Violation of Policy

             7.1 Appropriate disciplinary penalties for violations of these guidelines may include counseling, reprimands, warnings, suspensions with or without pay, demotions, salary reductions, dismissals and restitution. Disciplinary action may also extend to a violator's supervisor insofar as CARBO Ceramics Inc. determines that the violation involved the participation of the supervisor or reflected the supervisor's lack of diligence in ensuring compliance with these guidelines.

             7.2 Any person who takes any action in retaliation against any employee who has in good faith raised any question or concern about compliance with these guidelines will be subject to serious sanctions, which may include dismissal for cause.

    8.       Reporting of Wrongdoing

             8.1 CARBO Ceramics Inc. will cooperate fully with any governmental investigation. Any employee who reasonably believes that a government investigation or inquiry may be threatened or under consideration with respect to any of CARBO Ceramics Inc.'s operations or practices (including any outside such employee's scope of responsibilities) should so notify the Chief Financial Officer and provide the basis for this belief.

             8.2 CARBO Ceramics Inc. will conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the Chief Financial Officer, will be reported to the Board of Directors (or an appropriate committee thereof) and to the relevant authorities. Knowingly false accusations of misconduct will be subject to disciplinary action. All employees are required to cooperate fully with any internal or external investigation. Employees must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the Chief Financial Officer to disclose such information.

             8.3 Employees are reminded that CARBO Ceramics Inc.'s document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

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BUSINESS CONDUCT AND ETHICS                                               5 OF 6

         8.4 Employees who have questions about this Code should turn to their immediate supervisors in the first instance.

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BUSINESS CONDUCT AND ETHICS                                               6 OF 6

                                 ACKNOWLEDGEMENT

I acknowledge that I have received, read and understood the Company's Code of Business Conduct and Ethics and that my conduct as an employee of the Company must at all times comply with the standards and policies set out in the Code, as well as any other legal or compliance policies or procedures of the Company.

                             Name:   ___________________________________________

                             Date:   ___________________________________________

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 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS(1)

         As the [SPECIFY OFFICE] of CARBO Ceramics Inc. (the "Company"), I acknowledge that the Company is committed to honesty and ethical conduct in all areas of its business and that officers with responsibility for the conduct or supervision of the Company's financial affairs play a special role in preserving and protecting shareholders' interests.

In furtherance of the above and to the best of my ability, I will adhere to the following principles and responsibilities:

         - Act at all times in accordance with the Company's Code of Business Conduct and Ethics, a copy of which has been provided to me;

         - Act at all times with integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

         - Address any apparent conflict of interest in personal and professional relationships in accordance with the highest ethical standards and promptly disclose to the Chief Corporate Counsel of the Company the nature of any such conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;

         - Provide, in the Company's reports filed with the Securities and Exchange Commission and other public communications, disclosure that is full, fair, accurate, complete, objective, timely and understandable;

         -        Comply with rules and regulations of all U.S. and non-U.S.
                  governmental entities and other private and public regulatory agencies to which the Company is subject, including any exchanges on which the Company's securities may be listed;

         - Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or circumstances;

         - Respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

         - Share my knowledge with others within the Company, to the extent appropriate and consistent with applicable law;

         -        Promote ethical behavior among employees under my supervision;

         - Accept accountability for adherence to this Code of Ethics and the Company's Code of Business Conduct and Ethics; and

         - Achieve responsible use of and control over all assets and resources of the Company entrusted to me.

I acknowledge that the Company's Code of Business Conduct and Ethics describe procedures for the internal reporting of violations of such Code. I will comply with those reporting requirements. I will also promote compliance with them by others under my supervision, as well as prompt reporting by them of violations of such Code. I further acknowledge that the consequences of my failure to adhere to this Code of Ethics or the Company's Code of Business Conduct and Ethics may result in disciplinary action, up to and including termination for cause.

By _________________________________________
Name:
Title:
Date:

(1) To be executed on an annual basis by the Chief Executive Officer, the Chief Financial Officer and the Controller.